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                                                                       Exhibit 1

                                 Amendment No. 1

                                       to

                                Rights Agreement

                  This Amendment No. 1 ("Amendment No. 1") to the Rights Agreement (the "Rights Agreement") dated as of September 26, 2001 between Anchor Glass Container Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company (the "Rights Agent") is made and entered into as of this 27th day of September, 2001.

                  WHEREAS, it was the intent of the Board of Directors of the Company in approving the Rights Agreement that the acquisition of Voting Stock (as defined in the Rights Agreement) by Owens-Illinois, Inc., a Delaware corporation ("OI"), and its Affiliates and Associates would constitute a Triggering Event (as defined in the Rights Agreement) at the time of the closing of the sale of such Voting Stock pursuant to the Asset Purchase Agreement referenced below; and

                  WHEREAS, the Company has determined that amending the Rights Agreement as provided herein will eliminate any doubt as to whether OI or any of its Affiliates or Associates may be deemed to Beneficially Own any Voting Stock by reason of such Asset Purchase Agreement prior to the time of closing;

                  NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties agree as follows:

                  Section 1. Amendment to Section 1(e) of the Rights Agreement. The last paragraph of Section 1(e) of the Rights Agreement is hereby amended and restated in entirety as follows:

         "Notwithstanding the foregoing (i) nothing contained in this definition shall cause a Person ordinarily engaged in business as an underwriter of securities to be the "Beneficial Owner" of, or to "Beneficially Own," any securities acquired in a bona fide firm commitment underwriting pursuant to an underwriting agreement with the Company and
         (ii) Owens-Illinois, Inc., a Delaware corporation ("OI"), and its Affiliates and Associates shall not be deemed to Beneficially Own any Voting Stock solely by reason of the Asset Purchase Agreement made as of August 20, 2001, among 3058888 Nova Scotia Corporation, OI Domestic Holdings Inc., Consumers Packaging Inc., 164489 Canada Inc., Consumers International Inc. and OI until such time as the closing of the direct



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         or indirect acquisition of Voting Stock or securities convertible into
         Voting Stock occurs thereunder."

                  Section 2. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

                  Section 3. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  Section 4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment No. 1 to be duly executed.

                                      ANCHOR GLASS CONTAINER CORPORATION

                                      By:  /s/ Lawrence M. Murray
                                         ---------------------------------------
                                         Name: Lawrence M. Murray
                                         Title: Sr. V.P. Finance



                                      CONTINENTAL STOCK TRANSFER & TRUST COMPANY

                                      By:  /s/William F. Seegraber
                                         ---------------------------------------
                                      Name: William F. Seegraber
                                      Title:   Vice President